Exhibit 99.1 Three-Five Systems, Inc. Conference Call Transcript, March 17, 2003.

THREE-FIVE SYSTEMS

Moderator: Jack Saltich
March 17, 2003
7:30 am CT

Operator:	Good morning. My name is (Amedra), and I will be your conference facilitator today. At this time I would like to welcome everyone to the Three-Five Systems conference call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer period. If you would like to ask a question during this time, simply press Star then the Number 1 on your telephone keypad. If you would like to withdraw your question, press the Pound key. Thank you.

Mr. Jeff Buchanan, you may begin your conference.

Jeffrey Buchanan:	Thank you, and good morning.

Before we begin the formal part of our presentation let me tell you what we’re about to say, as well as any questions that we may answer, could contain predictions, estimates, and other forward-looking statements. Our use of words like project, estimate, forecast, and other similar expressions is intended to identify those forward-looking statements. Any forward-looking statements that we might make represent our current judgment about what the future holds. As such, those statements are subject to a variety of risks and uncertainties. Important risk factors and other considerations that could cause our actual results to materially differ are described in our securities filings including our 10-K and 10-Q. I encourage you to review those documents.

A replay of this call can be found on our Website later today at www.threefive.com.

This conference contains time sensitive information and is accurate only as of the time hereof. If any portion of this presentation is rebroadcast, retransmitted, or redistributed at a later date, Three-Five will not be reviewing our updating the material content herein. Three-Five’s actual results could differ materially from these statements.

Jack L. Saltich, Three-Five’s President and CEO, and I will both be speaking on today’s call. With that, I now turn the call over to Jack.

Jack Saltich:	Thanks, Jeff, and thanks, everyone, for joining us at this early hour with relatively short notice.

The exclusive purpose of our call today is to discuss this morning’s announcement about our planned spin-off of the microdisplay business. Once I have made some short initial comments I will then open up the call for questions from analysts.

Let me first say that I’m very excited about today’s news and especially about the prospect of providing each of our shareholders with ownership in not just one company but two very focused companies each with an exciting future. Our company has evolved over time into two distinct businesses, one that we call our ISD or integrated systems in display business and the other that is our microdisplay business. Each of these businesses has a distinct focus and very specific approach to its customers, markets, and products.

In the past while our company was only shipping monochrome displays to a relatively small group of customers the fledgling microdisplay business fit nicely under its wing. And in that environment we accomplished some great things in both ISD and in microdisplay.

For instance, in our ISD business we adapted to a very dynamic environment by adding several new display technologies to our product portfolio. Then we repositioned the company through acquisitions to become a global end-to-end manufacturing solutions provider. These are the primary reasons this business will grow in 2003.

At the same time we have designed and built some of the most high performance, cost-effective microdisplays and light engines available to date. The products are forming the basis of our work with customers that are developing video gaming headsets, photo processing equipment, high-definition televisions, and home theatre systems.

As proud as we are of these accomplishments for each business, we can do much, much more. By separating these very different businesses into two companies I believe we can add the flexibility and the focus that will allow each to achieve its objective.

Even though these businesses have grown up side-by-side each has unique characteristics that are not always maximized in our current combined environment. Let me elaborate on this for a second.

Our ISD business is primarily a services oriented business. This business revolves increasingly around providing a high degree of manufacturing and engineering service to our customers. That service focus requires that we maintain a company structure, culture, skill set, and reward system that drives an ever improving level of service and efficiency for our customers. The focus in ISD is not on creating new technology but rather on utilizing technology and driving engineering, manufacturing supply chain efficiencies for revenue and margin improvement.

On the other hand, our microdisplay group is developing and pushing innovative technologies to commercial status while driving revolutionary consumer products into the marketplace. That objective also requires that we maintain a company structure, culture, skill set, and reward system that emphasizes product and technology deliverables. Key to our success here will include partnering with customers and outside technology companies.

While we have successfully developed these businesses despite their differences, we now need to allow each to grow independently, fully exploring and capitalizing on the opportunities that are unique to them. I believe this move will be very positive for our shareholders. Each company will be very well positioned for growth, which we believe will translate to clear value.

TFS has a healthy customer base and a manufacturing network that utilizes capacity globally from low volume product launches in the US to high volume, low cost capabilities in Asia. For our microdisplay group, soon to be called TFMD, the opportunity is virtually unlimited. The market for high-definition televisions is here, and it is huge. We intend to play in this market by delivering a compelling value proposition that encourages consumers to buy new televisions based on our LCoS microdisplays.

Each of these businesses, TFS and TFMD, will approach their future with some tremendous advantages. First, they will each possess key management personnel that will play a substantial role in their continuing development and growth. Bob Melcher, a recognized founder of microdisplay technology, and our current Chief Technology Officer, will be serving as the Chief Technology Officer for TFMD, while I will serve as Chairman of the Board. Our roles will not only provide continuity for the business, they will allow me to ensure that our vision for microdisplays and our focus in TFMD does not waiver. I will remain CEO of TFS.

We expect no business distraction from this spin-off because our two businesses will continue to operate side-by-side in our Tempe headquarters. Each company will go forward with their own unique set of customers, products, and markets, a long history of display expertise, and zero debt.

In conclusion, I’m really excited about what we’ve announced today. Our technology world has changed over the past few years dictating that companies must focus in order to achieve success. I believe both TFS and TFMD each have tremendous growth potential this year and in the years ahead. More importantly, I believe that separating them now allows us to maximize our value in the marketplace while providing strategic and operational focus that will turn the potential into reality.

That concludes our formal remarks. Thank you again for joining us this morning. Now we would like to open up the call for our analysts’ questions.

Operator:	At this time I would like to remind everyone in order to ask a question please press Star and the Number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from James Ricchiuti of Needham & Company.

James Ricchiuti:	Jack, I wonder if you could comment on the – I’ve got a couple of questions – but comment on the ISD business. As you look at that business, you talk about pursuing both organic growth as well as looking at various acquisitions, I wonder if you could talk a little bit about what you see as the organic growth of this business?

And secondly, as you pursue acquisitions, can you give us some sense to the type of acquisitions you’d look at?

Jack Saltich:	Yeah, let’s talk about the organic growth (unintelligible) first because that’s a lot easier. As you know, we’ve made some really, really great acquisitions here over the past year. We acquired a company right around Boston that’s called Advanced Video Technologies that really broadens our product portfolio. What it did is it moves us up from serving only the display market that was, let’s say, 6 or 7-inches and less up into the display sizes greater than that.

I’ll give you a clear example of what we’re seeing in organic growth. That company, for example, opened the door for us to an opportunity for doing a monitor for a GPS system in a golf cart application. They opened the door because they had that large monitor capability. Now, the company wanted to customize the monitor. So they couldn’t just use one of their off the shelf monitors. So that pulled in our design expertise, which is one of our core capabilities. And we went in and we worked with the company, and we designed this monitor that’s going to be used. And then lo and behold what they wanted is they wanted to find a low-cost offshore manufacturing facility to build it. So not only did we design the display and are we delivering the display, but we’re also going to provide the entire system.

So there’s a clear example that our design expertise, our manufacturing capability, and one of our acquisitions brought us a real customer opportunity and a real product opportunity that wouldn’t have existed a year ago. So that’s a real example of our organic growth.

And you know, again, our backlog is quite strong. You know, we now have a standard product portfolio that we’re offering. And that also is opening up a lot of doors for us. So those are two examples of things that we changed over the past year that are really expanding our organic growth capabilities.

In terms of acquisitions going forward, I would say that, you know, we would continue to look for opportunities to acquire companies that are profitable, cash flow positive, and that would allow us to – at this stage I would say that we would be focusing on companies that would allow us to expand our markets that we’re looking at, but no specifics at this time.

James Ricchiuti:	Sure.

Jack Saltich:	But just to remind you, we forecasting last conference call that our growth this year, our sales this year were going to be about 140 to $160 million. Now that included microdisplays. You know, microdisplay, as we said at the time, was around 5 to $8 million of that.

James Ricchiuti:	Okay. Jeff, maybe you could comment a little bit on the operating model for the IDS business. Can you give us a sense as to – I don’t know if you can provide some of your target margins for that business.

Jeffrey Buchanan:	Sure. In the ISD business the target model is going to be approximately 15% gross margin, 5% operating costs, for a 10% operating margin. You know, that business is comprised of the EMS business and the display module business. And the EMS business in some instances would be just under that 15% at the display module in what we’re focusing on, which is the color product. And more targeted applications would have a higher gross margin. But we expect the average to be around 15%

James Ricchiuti:	Okay. And then one final question, if I may – TFMD, as you talked about in your release, would have approximately 20 to $25 million in cash and no debt following this completion. Can you give us a sense at this point in the type of cash burn you might be seeing in this business?

Jack Saltich:	Yeah, the number that we came up with, the approximate $20 million, is based on a fairly extensive business plan that we’ve put together. We really believe – let’s just pick $20 million – that that number will allow TFMD to get to the next stage of its growth. And why we think $20 million is sufficient is that one of a couple of things could happen. One, by getting some really significant design wins that are solid, you know, follow-on production orders, that would mean that it could easily get more cash if it needed to, if it needed cash for working capital to ramp up. Or the 20 million, you know, if some of the current projects and design wins come to fruition, could, in fact, be sufficient to allow the company to get to cash flow break even. At the current burn rate it’s around two to two and a half years worst case.

James Ricchiuti:	Okay. Thanks very much.

Jack Saltich:	All righty.

Operator:	Again I would like to remind everyone in order to ask a question please press Star and the Number 1 on your telephone keypad.

Your next question is a follow up question from James Ricchiuti.

James Ricchiuti:	Concerning the management of TFMD, can you talk a little bit about how actively your search is underway for a CEO, CFO? And you know, are you looking both inside the ISC organization, the existing company, or are you, you know, looking outside and the time table perhaps as when we’ll see some of the management (unintelligible)?

Jack Saltich:	Okay, let’s talk about that. The press release talked about the fact that Bob Melcher was going to go over as the CTO and that I would be the Chairman. We are actively searching for a CEO and a CFO. In fact, CFO I would believe that we’ll have on board within the next couple of weeks. CEO, we are interviewing people. In fact, we have an interviewee coming on board – coming in this week. So you can see just to verify that we’re actually engaged in this process.

We are looking externally for the CEO, not internally. You know, our goal obviously is to have the CEO on board as fast as possible. We’ve got some good candidates that we’re looking at. It’s really difficult to put a timeframe on it. I would hope it would not drag on more than three months.

James Ricchiuti:	Jack, can you comment on the revenue stream that you assuming for TFMD? The bulk of that 5 to potentially 8 million, is that mostly due to the IM (unintelligible) as you look at ‘03?

Jack Saltich:	For the current year, yeah, the revenue that we put into the press release was about 5 to $8 million. And that’s comprised of three things. It’s product shipments for near-to-eye as well as NRE for near-to-eye development contracts and same thing for projection. I would say for the current forecast that it’s about 60% near-to-eye, 40% projection.

James Ricchiuti:	Okay. Can you give us an update on how you’re faring in the projection area in terms of bids of China?

Jack Saltich:	Well what I could tell you is that in the projection area, you know, we’ve got about three customers that look like really positive real customers. One of the challenges here is that there’s a lot of companies in China that are talking about doing televisions. Some of them have the capability and some of them don’t have the capability to really bring a product to the marketplace.

We’re engaged with probably 8 or 10 of them. I would say that there’s three of them that we’re really concentrating on that have a distinct possibility of introducing the TV into the market in the latter part of this year. That’s just for rear projection. There’s one specific customer that we’re working with that has a very distinct possibility of introducing a high resolution that’s SXGA front projector into the marketplace this year. All those are Asian companies.

James Ricchiuti:	Okay. And can you say roughly how many near to the eye customers you have right now?

Jack Saltich:	Oh we have a dozen or so near to the eye customers. And they range from customers in the medical space that we’re shipping product to, in the industrial space, and in the commercial arena. So we have probably a good dozen customers that are qualified there.

One of the exciting things that’s going on, by the way, in the near-to-eye market – we talked about it last time – is that Sony introduced a near-to-eye product with their PlayStation 2. And once they did that there were a lot of companies that have approached Three-Five Systems for the purpose of engaging with them to develop a high-resolution near-to-eye product.

Remember that in the near-to-eye world we’re definitely the leader in the high resolution marketplace. Granted there are other companies out there talking about near-to-eye such as (eMagine) and Microvision. But I’m talking here about high resolution near-to-eye. And you know, we’re delivering product. We’re going to ship over 1,000 – no closer to like 5,000 near-to-eye products this quarter. That’s displays. So this is pretty exciting because the big bang has always been for the near-to-eye business, that if there’s a application in the gaming world that is going to open up a tremendous market opportunity for near-to-eye.

Just as a further comment, you know on the Sony one that was introduced – and it’s getting a lot of play out there, we’ll have to just see what the consumer acceptance of it is – it was also a low resolution near-to-eye product. But just the fact that it went out there and it went out there in a gaming application has attracted a lot of people to it because the market is so huge.

James Ricchiuti:	Okay. And Jack, just to switch for a second to the ISD business, I wonder if you could give us a sense as to the customer base there, roughly how many customer and customer concentration going (unintelligible)?

Jack Saltich:	Well you know we still believe that this year no single customer in the ISD business – you know we’re going to wind up calling ISD TFS once this transaction is completed – but no single customer is going to be greater than 20% of our total revenues. We have customers that range from companies such as Avocent is a nice customer. We’re still shipping to Motorola only we’re shipping in the high-end part of the Motorola business in the telematics arena. Our business with Medtronics, which is a very nice company, is strong.

We made a thrust several quarters ago to spread out in our display business. We’re shipping to Amana, for example, in the consumer electronics world. We have quite a few colored design products that we’re shipping to the tier two cell phone companies inside of Europe. That’s looking very good. We should ship over – well, it’s going to be several million dollars of color products in Q2 probably over $1 million in quarter one or right at $1 million.

So the customer diversification strategy that we put in place is really taking place. And couple that with standard products, there we have hundreds of customers. So we are not customer centric anymore. We’re really diversified.

James Ricchiuti:	Jack, how about vertical markets – is there a way you can give us at this point kind of a profile of ISD’s vertical markets, your ‘03 outlook?

Jack Saltich:	Boy, you know I haven’t dissected it like that. I probably should do that to give you kind of a glimpse of the percentage.

I don’t think we’re – I do not believe that we are concentrated in any particular vertical market. I know that – let’s take Avocent, which is a nice customer. They’re in the server market. Right? And I would guess that that’s one area that’s probably going to be around 20% of our total business for 2003. We’re in the process of doing that now. But we have so many new customers, especially with the standard products, that we haven’t really dissected it yet.

James Ricchiuti:	Okay. Thank you.

Jack Saltich:	All righty.

Operator:	Your next question comes from Nathan Churchill of Sidoti & Company.

Nathan Churchill:	Good morning. I was wondering if you could give us some feedback on what you’re seeing in pricing first in the ISD business particularly in handsets for these color applications? They were perceived originally as higher margin. I imagine that’s still the case. Are we seeing a lot of pressure though on the color displays now?

Jack Saltich:	We’re starting to ship a volume of color displays. I just talked about the fact that we’re going to do about roughly $1 million or so this quarter and probably 4 to $6 million in the second quarter.

At this stage of the game we’re not seeing really extensive price pressure. I’m sure that it will come, as color becomes more of a larger percentage of the total volume shipped. But today we’re not seeing the really intense price pressure on color.

And remember, we’re in what’s called tier two suppliers. We’re in with the handset guys that are providing some unique phones and unique applications to the marketplace. And that was by design.

Nathan Churchill:	How much penetration do you think color handsets have at this time?

Jack Saltich:	Well in terms of shipments I don’t think they have a huge percentage yet. But in terms of new designs probably 90 to 95% of all new phones being designed are color. Inside of Japan, for example, color is probably 95% of what’s being shipped. In the US and Europe it’s less than that.

Nathan Churchill:	Does your design activity correspond with that?

Jack Saltich:	Yes, yes, most of our new designs for the cell phone world are color designs.

Nathan Churchill:	Okay. What about pricing in other areas within the ISD business?

Jack Saltich:	We’re seeing our typical price competitiveness in the EMS business. You know, we deliver a value solution there, and there’s always some cost downs that occur every quarter. And all that is factored in our estimates to margin.

But in general just because of the type of business that we’re doing we’ve expanded our business from being a pure display company to a systems oriented display company. Our ASPs in total for our ISD business are going to increase because, for example, in our EMS world the ASPs can range anywhere from a couple hundred dollars to a couple thousand dollars whereas displays are more in the 10 to $50 range with color being around 25 to 30. So we’re going to see ASPs on a company wide basis increase over the year for sure.

Nathan Churchill:	What about the pricing relationship in the near-to-eye applications? Where do you think the products need to be priced? And also on the other non near-to-eye, you know, the HDTV projectors, where do you think these prices need to be? Can you give us an update on that?

Jack Saltich:	Sure. For the near-to-eye business today in the vertical markets that we’re participating in, which are medical, industrial, military, you know, these are markets that ASPs there’s no pressure at all. We’re in the 100 to $200 range for a couple of displays with accompanying electronics.

For the gaming headset world we’ll probably need to be in the 25 to $35 range in order to allow a headset to be less than $300, which is what a lot of the consumer companies are talking about.

In the rear projection world the target there is that the TVs have to be less than $3,000 for a 50-inch or greater television. There the microdisplay component portion of that has to be around 200 to $300.

Nathan Churchill:	Okay. Can you give us an idea who you’re bumping up against mostly in the microdisplay area, other competitors?

Jack Saltich:	You know, what we’re starting to see in the microdisplay area – and this all occurred recently with the introduction of some of the microdisplay TVs at the consumer electronics show in January – if you read any of the press, you noticed that Toshiba, Hitachi, and Sony have all introduced televisions using LCoS microdisplays. What’s interesting about that is that 18 or 24 months ago all of those companies were pursuing Texas Instruments DLP, which they have subsequently abandoned. So therefore, what that means is that there is an indirect validation of microdisplay technology being the next generation technology for high-definition TV. Why I say that is that those three guys I just mentioned are the leaders in the high-end world. So while we’re not bumping up against them today, they will be there.

Today I would say that, when we do see competitors, it’s a company called UMO, which is a spinout of UMC Corporation that is certainly trying to make a mark inside of China.

Nathan Churchill:	Can you give us an update as well on where you stand, if it’s changed, for the one panel design versus three panels and I think you guys had mentioned a possible two panel?

Jack Saltich:	Yeah, all of the customers that were working with today in terms of product introductions for the next year are three panel systems. We’re engaged in I would say it’s primarily at the R&D stage with a couple of companies on single and double panel.

One other thing I should mention – you asked about pricing on the near-to-eye – and that is that in the near-to-eye world – I made this comment when I was talking with Jim Ricchiuti – is that we have very little competition in the high resolution near-to-eye world. Our acquisition of Zight Corporation, which was a little over a year ago, turned out to be just phenomenal because we now got a very strong leadership position in the high resolution near-to-eye world.

Nathan Churchill:	Okay. And last thing – sorry to keep jumping around – but any update on OLEDs? What are we seeing in that market?

Jack Saltich:	Well what we’re seeing there is we’re seeing a lot of companies that are interested in OLEDs. We’re working quite closely with OSRAM Corporation. We haven’t received any design wins as yet. We’ve got development kits out into the field. And customers are interested in it. And the barrier that OLEDs has to come over – what we have to do is that we have to come over the initial price point of competing with TFT and CSTN display. So what we’re really focusing on there is finding some niche applications to allow us to get into the OLED world. These might be applications, for example, in the medical world or in the vertical industrial world.

Nathan Churchill:	Any idea of a time line? I’m sure it’s a little ways out.

Jack Saltich:	Time line for OLED?

Nathan Churchill:	Yes.

Jack Saltich:	I don’t know. I hope we get a couple of design wins this year. I think we will with our engagement with OSRAM. But I think OLEDs have a way to go before they become mainstream, at least a couple of years. They’re still – for mainstream applications, which is getting into the laptop world and that, there’s still lots of challenges from a technology point of view.

Nathan Churchill:	Okay. Thanks a lot.

Operator:	At this time there are no further questions. Mr. Saltich, are there any closing remarks?

Jack Saltich:	No. I’d just like to thank everybody for attending the call. We realize it was on relatively short notice. But we wanted to get the news out there because we think it’s very exciting. Both Jeff and I will be presenting tomorrow at the (Needham) USDC conference in New York City and perhaps we’ll see some of you there. Thanks everyone.

Operator:	Thank you for participating in today’s Three-Five Systems conference call. You may now all disconnect.

END